Exhibit 23.6
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
As independent petroleum engineers and geologists, we hereby consent to the inclusion of the information included or incorporated by reference in this Amendment No. 2 to the Registration Statement on Form S-1 with respect to the oil and gas reserves of Panaco, Inc., as of December 31, 2004, and December 31, 2005, which information has been included or incorporated by reference in this Amendment No. 2 to the Registration Statement on Form S-1 in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in this Amendment No. 2 to the Registration Statement on Form S-1.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Frederic D. Sewell
Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
June 19, 2006